Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 13, 2011 (the “Effective Date”), among American Renal Management LLC, a Delaware limited liability company (the “Company”), American Renal Holdings Inc., a Delaware corporation (“ARH”), and Jonathan Wilcox, a resident of the Commonwealth of Massachusetts (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive each desires Executive’s employment under this Agreement to be governed by this Agreement from and after the Effective Date; and

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

ARTICLE 1

POSITION

During the term of this Agreement, the Company will employ the Executive, and the Executive will serve the Company in the capacity of the Chief Financial Officer of the Company.

ARTICLE 2

DUTIES

The Executive will perform duties that are executive in nature, consistent with his title and as delegated by the Board of Directors of ARH (the “Board”). The Executive shall report to the Chief Executive Officer of the Company.

ARTICLE 3

SERVICE

The Executive will devote substantially all his working time and efforts to the business and affairs of the Company and the other members of the ARH Group, except during vacation time, any periods of illness and leaves of absence that have been duly authorized by the Board. Subject to Article 8 hereof, the foregoing shall not, however, preclude the Executive from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investment activities, or (iii) providing incidental assistance to family members on matters of family business and in times of family emergencies, so long as the foregoing activities and service do not conflict with or materially detract from the performance of the Executive’s responsibilities to the Company.

ARTICLE 4

TERMS OF EMPLOYMENT

The Executive’s employment shall commence and this Agreement shall be effective as of the Effective Date and shall continue for a term of one (1) year thereafter, unless earlier terminated as provided in Article 6 of this Agreement (the “Initial Term”). The Initial Term of this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless the Company or the Executive has given written notice to the other of its intent not to renew this Agreement (a “Non-Renewal Notice”) at least 60 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During any Renewal Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 9.7.

ARTICLE 5

COMPENSATION AND BENEFITS

5.1. Base Salary. During the period commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate equal to $256,000. The Executive will be entitled to periodic review of base salary and to such increases, if any, as may be determined from time to time in the sole discretion of the Board (the base salary as in effect from time to time is defined as the “Base Salary”). The Executive’s Base Salary will be payable as earned in accordance with the Company’s customary payroll practice and shall be subject to customary withholding.

5.2. Bonus.

(a) In addition to the Base Salary, with respect to each full fiscal year during the Term, the Executive shall be eligible to earn an annual cash bonus award (a “Bonus”) based on the Company’s bonus program as established by the Company’s compensation committee of the Board or the Board acting as the Company’s compensation committee.

(b) The Bonus (less applicable withholding taxes) shall be paid no later than thirty days following the completion by management of the audited financial statements of the Company and Holding.

5.3. Additional Benefits. In addition to the benefits and entitlements otherwise set forth herein, the Executive will be eligible to participate in the Company’s benefit plans of general application as they may be established and modified from time to time, including plans relating to pension, thrift, profit sharing, life, health, disability, accident and dental insurance, education or other retirement programs, and any other similar plans or programs that the Company has adopted or may adopt for the benefit of its executive officers, in accordance with the rules established for individual participation in any such plan (including, but not limited to, the rules governing eligibility for such participation) (“Benefits”). The Executive shall be entitled each calendar year to (i) reasonable holidays and illness days in accordance with the Company’s policies as may be established and modified from time to time and (ii) reasonable paid vacation in accordance with the Company’s policies as may be established and modified from time to time; provided that the Executive shall schedule the timing and duration of vacations in a reasonable manner taking into account the needs of the business of the ARH Group.

5.4. Expenses. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the business of the ARH Group (“Expenses”), provided that such expense reimbursements are in accordance with applicable policies of the Company in effect from time to time and are properly documented and accounted.

5.5. Insurance; Indemnification. Throughout the Term of this Agreement and for a period of 12 months following the effective date of the Executive’s termination from the Company’s employment, the Company or ARH agrees to maintain director and officer liability insurance for the benefit of the Executive in scope and amounts reasonably acceptable to the Board. Executive shall be entitled to indemnification under ARH’s charter and bylaws or other indemnification agreement as they exist from time to time, but always on a basis consistent with the terms applicable from time to time for members of the Board.

5.6. Company’s Life Insurance. The Company, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring the life of Executive in such amounts as Company may deem advisable. Executive shall have no right, title or interest in any such policies of insurance, except to the extent his estate or other persons are specifically named as beneficiaries thereof. Executive agrees to submit to any medical or other examination and to execute and deliver any applications or other instrument in writing, reasonably necessary to effectuate such insurance.

ARTICLE 6

TERMINATION

6.1. Events of Termination. The Executive’s employment with the Company shall terminate upon any of the following:

(i) the effective date of a written notice by the Company to the Executive stating the Board’s reasonable, good faith determination to terminate the Executive for Cause (as defined in Section 6.2) (“Termination For Cause”);

(ii) the effective date of a written notice by the Company to the Executive stating the Board’s reasonable, good faith determination, on the bases of advice by a physician appointed by the Board, that due to a mental or physical condition that the Company is not required to accommodate or cannot reasonably accommodate, the Executive has been unable and failed to substantially render the services to be provided by the Executive to the Company for a period of not less than 180 days in any consecutive 12-month period (“Termination for Disability”);

(iii) the Executive’s death (“Termination Upon Death”);

(iv) the effective date of a notice to the Executive stating that the Board is terminating his employment, without Cause, which notice can be given by the Company at any time at the Company’s sole discretion, for any reason or for no reason (“Termination without Cause”); or

(v) the 60th day following the date the Executive delivers a notice to the Company stating that the Executive is electing to terminate his employment with the Company (“Resignation”).

6.2. Certain Definitions. For purposes of this Agreement,

“ARH” shall mean American Renal Holdings Inc., a Delaware corporation formerly known as American Renal Associates Inc.

“ARH Group” shall mean ARH and its direct and indirect subsidiaries.

“Cause” shall mean any of the following: (a) the Executive’s being convicted of, or having pled guilty or nolo contendere to, any crime if as a result the Executive’s continued association with the Company it is likely to be injurious to its business or reputation; (b) the Executive’s breach of duty of loyalty which is detrimental to the Company involving personal profit to the Executive; (c) the Executive’s willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Board (which are not unlawful to perform or to adhere to or follow) following a written warning that if such failure continues it will be deemed a basis for dismissal for Cause; or (d) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s duties.

“Company” shall mean American Renal Management LLC, a Delaware limited liability company.

ARTICLE 7

EFFECT OF TERMINATION

7.1. Termination for Cause; Resignation. In the event of any termination of the Executive’s employment pursuant to Section 6.1(i) (Termination for Cause) or Section 6.1(v) (Resignation):

(i) the Executive shall be entitled to receive his Base Salary and reimbursement of Expenses for periods through the effective date of his termination.

(ii) the Executive’s rights to Benefits under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

(iii) the Executive shall be entitled to any Bonus earned for any fiscal year prior to the year of termination, which Bonus shall be paid as set forth in Section 5.2 (the amounts and benefits described in clauses (i), (ii) and (iii), the “Accrued Benefits”).

7.2. Termination without Cause. In the event of termination of employment pursuant to Section 6.1(iv) (Termination without Cause), (a) Executive shall be entitled to receive the Accrued Benefits; (b) conditioned upon and subject to the Executive’s compliance with the restrictive covenants under Article 8 and the Executive executing and delivering a valid general release (that is no longer subject to revocation under applicable law) in a form consistent with the Company’s standard form of general release for departing executives in the form of Exhibit A attached hereto (“General Release”) (which shall be provided by the Company to the Executive no later than 10 days after the date of Executive’s termination of employment) within 52 days following the date of Executive’s termination of employment, Executive shall be entitled to severance compensation in an amount equal to 100% of Base Salary, payable in equal monthly installments over the twelve-month period following the effective date of his termination, in accordance with the Company’s usual executive salary payment practice and subject to all withholding obligations; and (c) Executive and his eligible dependants shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (A) the expiration of the 12-month period following the effective date of his termination or (B) the date Executive is or becomes eligible for comparable coverage under health plans of another employer; provided that the foregoing continuation coverage shall be contingent on Executive electing to receive COBRA continuation coverage and making premium payments equal to those premiums payable by other active senior executives during the relevant period on the same basis as if Executive had continued his employment and any excess premium cost applicable for such coverage if it had been purchased by Executive for the applicable COBRA premium shall be imputed income to Executive for the appropriate periods of provision of such coverage.

7.3. Termination for Death; Disability. In the event of termination of employment pursuant to Section 6.1(ii) (Termination for Disability) or Section 6.1(iii) (Termination upon Death), Executive shall be entitled to receive the Accrued Benefits.

ARTICLE 8

NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

8.1. Restrictive Covenants.

8.1.1. The Executive acknowledges that (a) the ARH Group has at considerable expense purchased and developed valuable goodwill, going concern value, customer and client relationships and confidential information that are valuable property rights of the ARH Group and (b) the Executive’s position with the ARH Group is and has been such that the Executive has had and will continue to have access to and knowledge concerning such rights, which if used other than for the benefit of the ARH Group could significantly injure the ARH Group. Accordingly, and in consideration of the mutual promises contained herein, and in order to protect the goodwill and going concern value of the ARH Group, the Executive agrees to the covenants set forth below. As used herein, “Restrictive Period” means the period beginning on the Effective Date and ending on the second (2nd) anniversary of the effective date of the termination of the Executive’s employment with the Company, however such termination may occur.

8.1.2. The Executive recognizes and acknowledges that certain assets of the ARH Group constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the ARH Group, other employees or others in a confidential relationship with the ARH Group (including but not limited to any entity controlled by, controlling or under common control with the ARH Group (each, an “Affiliate”) and their respective employees and officers), and relating to the ARH Group’s or any Affiliate’s business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets), as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the ARH Group, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive agrees that at all times during his employment and thereafter (including periods after the term of this Agreement), he will keep and maintain all Confidential Information and all of the affairs of the ARH Group and its Affiliates confidential, and will not, except (i) as necessary for the performance of his responsibilities hereunder or (ii) as required by judicial process and after prior notice to the Company (as early as practicable, and in any event not less than three (3) days prior to any such required disclosure), unless required earlier by a court order or a legal requirement, disclose to any person for any reason or purpose whatsoever, directly or indirectly, all or any part of the Confidential Information of the ARH Group and its Affiliates. The Executive is not bound by the restrictions in this paragraph with respect to any information that becomes public other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder or is disclosed without an obligation of confidentiality. The Executive can disclose all information to his personal advisors, in the context of seeking advice regarding employment hereunder, subject to becoming liable for any violation by them of the Executive’s confidentiality obligations. The Executive agrees that on the termination of his employment, however such termination may occur, the Executive will promptly return to the Company all materials and other property from time to time held by the Executive and proprietary to the ARH Group including without limitation any documents incorporating, reflecting or reproducing in whole or in part any Confidential Information, credit cards, and the like.

8.1.3. During the Restrictive Period, the Executive shall not, and shall not cause any entity or business enterprise of which he is an employee, officer, promoter, director, shareholder, partner, trustee or consultant to, (i) persuade or attempt to persuade any employee or contracting physician of the Company and/or its Affiliates to terminate his relationship with the Company and/or its Affiliates, or (ii) employ in any capacity any person who was at any time during the period of the Executive’s employment by the Company employed in any capacity by the Company or any of its Affiliates; provided, the Executive shall have the right to employ certain independent contractor professionals used by the Company or its Affiliates, such as lawyers, accountants or engineers, if the Executive’s retention of such persons or entities would not impede or interfere with any continuing relationship between such person or entity and the Company and/or its Affiliates.

8.1.4. During the Restrictive Period, the Executive will not, directly or indirectly, compete with the Company and/or its Affiliates as an owner, partner, member, shareholder, consultant, agent, employee, director or co-venturer of any business (i) engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities within 10 miles of any such facility owned and operated by the

ARH Group, (ii) engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities where the Executive is involved in a program to establish joint ventures with nephrologists in the United States of America, and (iii) in the case of a termination of employment that occurs on or before the second anniversary of the Effective Date, engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities in the United States of America. In addition to the foregoing, the Executive will not during the Restrictive Period represent any other entity or business enterprise in conducting substantial negotiations with any nephrologists with whom such Executive had conducted substantial negotiations on behalf of the ARH Group during the one (1) year period immediately prior to the termination of such Executive’s employment with the Company, however such termination may occur, for the purpose of establishing a business relationship between such nephrologists and such other entity or business enterprise. Notwithstanding the foregoing, this Section 8.1.4 is not intended to prohibit or restrict the Executive from (i) holding a direct or indirect equity interest in ARH, or (ii) owning up to five percent (5%) of the outstanding stock of a publicly held corporation that competes with the ARH Group.

8.2. Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the ARH Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the ARH Group. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.3. Enforcement; Remedies. The Executive covenants, agrees and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Section 8.1 hereof will result in immediate and irreparable injury to the ARH Group, the ARH Group shall be entitled to an injunction restraining the Executive from any violation of Section 8.1 to the fullest extent allowed by law. The Executive further covenants and agrees that in the event of a violation of any of the respective covenants and agreements contained in Section 8.1 hereof, (i) the ARH Group shall be entitled to receive all such amounts to which the ARH Group would be entitled as damages under law or at equity and (ii) upon the ARH Group obtaining a judgment or an injunction from a court of competent jurisdiction, the obligations of the ARH Group to make any further payments to Executive pursuant to any provision of this Agreement shall be suspended until Executive shall cease violating or breaching his respective covenants and agreements contained in Section 8.1 hereof and the ARH Group shall have received reasonable assurances from Executive that he will no longer engage in the same at which time the previously suspended payments shall be made to Executive. Nothing herein shall be construed as prohibiting the ARH Group from pursuing any other legal or equitable remedies that may be available to it for any such breach, including the recovery of damages from the Executive. The prevailing party in any action relating to a violation or alleged violation of any on the of the respective covenants and agreements contained in Section 8.1 hereof shall be entitled to receive for the other party, and such other party shall pay to the prevailing party, its reasonable and documented costs and expenses associated with such action.

8.4. Construction. The Executive hereby expressly acknowledges and agrees as follows:

(i) the covenants set forth in Article 8 are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the ARH Group in connection with their business which the Executive agrees, pursuant to this Agreement, to assist in maintaining and developing; and

(ii) each of the covenants set forth in Article 8 is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including without limitation, enforcement by injunction, and that the invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect.

In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of any such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision. This Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions has been challenged had been more narrowly drafted so as not to be invalid or unenforceable. The provisions under Article 8 shall survive the termination of the Executive’s employment for any reason.

ARTICLE 9

MISCELLANEOUS

9.1. Arbitration. Except with respect to controversies or claims arising under Article 8 hereof, the Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in Boston, Massachusetts in accordance with the employment rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys’ fees and expenses) of any such arbitration.

9.2. Absence of Conflicting Agreements and Obligations. The Executive represents and warrants that he is not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by the Company, or his ability to compete freely with any other Person.

9.3. Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.4. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.5. Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the

Company (whether by merger or otherwise), provided, however, that any such assignee assumes the Company’s obligations hereunder.

9.6. Entire Agreement. As of the Effective Date, this Agreement constitutes the entire agreement between the parties relating to the employment of the Executive with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings, whether written or oral, with respect thereto.

9.7. Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

9.8. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage prepaid return receipt requested, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:

American Renal Management LLC

66 Cherry Hill Drive

Beverly, Massachusetts 01915

Attn: Chief Executive Officer

Facsimile: (978) 750-4740

with a copy to:

Centerbridge Capital Partners, L.P.

375 Park Avenue, 12th Floor

New York, New York 10152

Facsimile: (212) 672-5001

Attention: Steven M. Silver

                  Jared S. Hendricks

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: (212) 455-2502

Attention: Gregory Grogan, Esq.

If to the Executive:

Jonathan Wilcox

84 Hanscom Ave

Reading, MA 01867

9.9. Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.10. Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.12. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

9.13. Compliance with IRC Section 409A.

(a) Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b) For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code.

(c) (i) Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive (except for any life-term or other aggregate limitation applicable to medical expenses).

(iii) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding any other provisions of this Agreement or any other agreement to which the Company and the Executive are parties to the contrary, in no event shall any payment under this

Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

9.14. MUTUAL WAIVER OF JURY TRIAL REGARDING ARTICLE 8. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES DESIRE THAT ANY CLAIM OR CONTROVERSY ARISING UNDER ARTICLE 8 HEREOF BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAWS. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY SUCH CLAIM OR CONTROVERSY BETWEEN THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO ARTICLE 8 OF THIS AGREEMENT.

9.15. Construction of Terms. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female references.

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Signature Page to the Employment Agreement between American Renal Management LLC, American Renal Holdings Inc. and Jonathan Wilcox

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

AMERICAN RENAL HOLDINGS INC.

By:	/s/ Joseph A. Carlucci
Name: Title:	Joseph A. Carlucci Chief Executive Officer

AMERICAN RENAL MANAGEMENT LLC

By:	/s/ Jonathan Wilcox
Name: Title:	Jonathan Wilcox Chief Financial Officer

/s/ Jonathan Wilcox
Jonathan Wilcox

EXHIBIT A

FORM OF RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this [ • ] day of ______________, 20[—], by Jonathan Wilcox (the “Executive”).

The Executive agrees as follows:

1. The employment relationship between the Executive and American Renal Management LLC, a Delaware limited liability company (the “Company”) and its subsidiaries and affiliates, as applicable, [will terminate][terminated] on the [ • ] day of ______________, 20[-] (the “Termination Date”) pursuant to Section 6.1(iv) of the Employment Agreement between the Company, American Renal Holdings, Inc., a Delaware limited liability company and the Executive dated [            ], 2011 (the “Employment Agreement”). The Executive [has resigned or] hereby resigns from all positions as an officer, director or otherwise for the Company and each of its subsidiaries and affiliates.

2. In consideration of the payments, rights and benefits provided for in Section 7.2 of the Employment Agreement (“Separation Terms”) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), but subject to Section 4 hereof, hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to the Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company, any of its direct or indirect stockholders holding a beneficial ownership of more than 5% of the Company’s voting stock and any of its and their respective divisions, parents, members, subsidiaries, affiliates, predecessors, successors (and any of its and their respective past, current and future employees, agents, insurers, attorneys, administrators, officials, directors, direct or indirect shareholders, employee benefit plans, and the sponsors, fiduciaries, or administrators of such employee benefit plans in their individual or representative capacities).

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive agrees that this Release does not apply to any rights or claims that may arise after the date of execution by the Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period;

and (iii) for a period of 7 days following the execution of this Release (the “Revocation Period”) in duplicate originals, the Executive may revoke this Release in a writing delivered to __________, and this Release shall not become effective or enforceable until the Revocation Period has expired.

4. This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms or under this Release, (ii) any rights the Executive has to indemnification by the Company (or any subsidiary or affiliate thereof) and to directors and officers liability insurance coverage under the Employment Agreement or otherwise, (iii) any vested rights the Executive has under the Company’s employee pension benefit plans or any other tax-qualified employee benefit plans as a result of the Executive’s actual service with the Company, or (iv) any rights of the Executive as a shareholder or optionholder of the Company (or any subsidiary or affiliate thereof), in the Executive’s sole capacity as such (including, without limitation, any rights to proceeds from the sale or other action with respect to any stock or options of the Company (or any subsidiary or affiliate thereof).

5. The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

8. The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement or any other agreement with the Company or its affiliates, in accordance with their terms.

9. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the principles of conflict of laws.

10. Any controversy or claim arising out of or relating to this Release shall be resolved by binding confidential arbitration by a single arbitrator who is licensed to practice law in a State in the United States, to be held in Boston, Massachusetts, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association (or its successor rules). The arbitrator shall have the discretionary authority to award attorneys’ and arbitrator’s reasonable fees and expenses and the costs of arbitration to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing and shall include the findings of fact and a statement of law on which the decision is based.

11. This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral, with respect solely to the subject matter hereof. For avoidance of doubt, this Release does not supersede that certain Stockholders Agreement dated as of March 22, 2010 among the Company’s affiliates and their stockholders, including the Executive, or any option award agreement to which the Executive is a party. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

12. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

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13. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

Jonathan Wilcox

By: Title:

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